1700 Broadway, Suite 2300, Denver, CO 80290-2300 Phone: 303.837.1661 | FAX: 303.861.4023

News Release

Company Contact: Eric K. Hagen	October 25, 2017
Title: Vice President, Investor Relations	For immediate release
Phone: 303-837-1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces Third Quarter 2017

Financial and Operating Results

•	Q3 2017 Average Production of 114,350 BOE/d; Adjusted for FBIR Asset Sale and Third-Party Outage at High End of Guidance

•	Redtail Production Increased 78% Quarter over Quarter

•	Q3 2017 Oil Differentials below Low End of Guidance

•	New McKenzie County Koala Wells Tracking 1.5 MMBOE Type Curve

•	New Williams County Nelson Wells Tracking 1.5 MMBOE Type Curve

•	Fourth Quarter Production Forecast to Grow 10% Sequentially to 126,000 BOE/d

DENVER – October 25, 2017 – Whiting’s (NYSE: WLL) production in the third quarter 2017 totaled 10.5 million barrels of oil equivalent (MMBOE), comprised of 84% crude oil/natural gas liquids (NGLs).  Third quarter 2017 production averaged 114,350 barrels of oil equivalent per day (BOE/d).  This compares to second quarter 2017 production of 112,660 BOE/d.  Third quarter 2017 production was impacted by the Fort Berthold Indian Reservation (FBIR) asset sale and an unscheduled outage at a third-party gas processing plant.  This outage constrained output from Whiting’s productive Koala area and reduced third quarter production by approximately 250,000 BOE.  Adjusting for the FBIR sale and the unscheduled plant outage, third quarter production averaged near the high end of Company guidance.(1)

(1)

Adding back 234,000 BOE conveyed in the FBIR sale for the month of September to third quarter production of 10.5 MMBOE equates to adjusted production of 10.8 MMBOE, which was the mid-point of third quarter guidance.  Adding back approximately 250,000 BOE of additional production deferred due to a third-party gas processing plant outage equates to an adjusted total of 11.0 MMBOE.  This compares to the high-end of third quarter guidance of 11.1 MMBOE.

James J. Volker, Whiting’s Chairman, President and CEO, commented,  “During the third quarter 2017, Whiting’s operations team performed extremely well to execute on a challenging plan.  The Company completed 58 wells in the DJ Basin/Redtail area and 29 wells in the Williston Basin.  This drove production growth from second quarter levels, overcoming the impact of a significant asset sale and third-party outages.  Momentum from these completions underpins strong sequential projected growth of 10% in the fourth quarter.”

Mr. Volker continued, “We are very pleased with results at our Redtail area where production grew 78% to 11,750 BOE/d from second quarter levels.  This was ahead of schedule and reflects the quality of our Redtail assets and operations team.  In the Williston Basin, we continue to bring on wells that are tracking a 1.5 MMBOE type curve as evidenced in multiple areas.”

Operating and Financial Results

The following table summarizes the operating and financial results for the third quarter of 2017 and 2016, including non-cash charges recorded during those periods:

	Three Months Ended
	September 30,
	2017	2016
Production (MBOE/d) (1)	114.35	119.89
Net cash provided by operating activities-MM	$99.3	$151.3
Discretionary cash flow-MM (2)	$147.9	$163.1
Realized price ($/BOE)	$31.25	$32.34
Total operating revenues-MM	$324.2	$315.6
Net loss attributable to common shareholders-MM (3)(4)	$(286.4)	$(693.1)
Per basic share	$(0.79)	$(2.47)
Per diluted share	$(0.79)	$(2.47)

Adjusted net loss attributable to common shareholders-MM (5)	$(50.1)	$(133.1)
Per basic share	$(0.14)	$(0.47)
Per diluted share	$(0.14)	$(0.47)

(1)	Third quarter 2016 includes 5,060 BOE/d from properties that have since been divested.
(2)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(3)

Net loss attributable to common shareholders for the three months ended September 30, 2017 includes $399 million of pre-tax loss on sale of properties, which primarily relates to the sale of our FBIR assets.  Net loss attributable to common shareholders for the three months ended September 30, 2016 includes $190 million of pre-tax loss on sale of properties, which primarily relates to the sale of our North Ward Estes properties.

(4)	Net loss attributable to common shareholders includes $35 million and $11 million of pre-tax, non-cash derivative losses for the three months ended September 30, 2017 and 2016, respectively.
(5)	A reconciliation of net loss attributable to common shareholders to adjusted net loss attributable to common shareholders is included later in this news release.

The following table summarizes the operating and financial results for the first nine months of 2017 and 2016, including non-cash charges recorded during those periods:

	Nine Months Ended
	September 30,
	2017	2016
Production (MBOE/d) (1)	114.78	133.58
Net cash provided by operating activities-MM	$290.4	$358.3
Discretionary cash flow-MM (2)	$469.8	$417.0
Realized price ($/BOE)	$32.48	$29.31
Total operating revenues-MM	$1,007.0	$942.3
Net loss attributable to common shareholders-MM (3)(4)	$(439.4)	$(1,165.8)
Per basic share	$(1.21)	$(4.92)
Per diluted share	$(1.21)	$(4.92)

Adjusted net loss attributable to common shareholders-MM (5)	$(169.6)	$(466.3)
Per basic share	$(0.47)	$(1.97)
Per diluted share	$(0.47)	$(1.97)

(1)	The nine months ended September 30, 2016 includes 7,725 BOE/d from properties that have since been divested.
(2)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(3)

Net loss attributable to common shareholders for the nine months ended September 30, 2017 includes $401 million of pre-tax loss on sale of properties, which primarily relates to the sale of our FBIR assets.  Net loss attributable to common shareholders for the nine months ended September 30, 2016 includes $194 million of pre-tax loss on sale of properties, which primarily relates to the sale of our North Ward Estes properties.

(4)	Net loss attributable to common shareholders includes $58 million and $102 million of pre-tax, non-cash derivative losses for the nine months ended September 30, 2017 and 2016, respectively.
(5)	A reconciliation of net loss attributable to common shareholders to adjusted net loss attributable to common shareholders is included later in this news release.

Operations Plan On Track with no Change to Capital Budget

During the quarter, Whiting completed 58 gross operated wells at its DJ Basin/Redtail area in Weld County, Colorado and 29 gross operated wells in its Bakken/Three Forks play in the Williston Basin.  In the fourth quarter, the Company plans to put 25 gross wells on production in its Redtail area and complete 32 gross wells in the Williston Basin.  At year-end, Whiting estimates it will have 39 DUC (drilled uncompleted) wells at Redtail and 50 DUC wells waiting on completion in the Williston Basin.

At the mid-point of guidance, fourth quarter 2017 production is forecast to grow 10% sequentially to 126,000 BOE/d.  Third quarter 2017 capital expenditures reflected the large number of wells put on production throughout the quarter.  With fewer wells scheduled to commence production, fourth quarter 2017 capital expenditures are forecast to decline to approximately $210 million, consistent with the Company’s full-year 2017 capital budget of $950 million.

Operations Update

Whiting controls 691,880 gross (412,925 net) acres in the Williston Basin and 157,513 gross (131,763 net) acres at its Redtail Niobrara/Codell play in the DJ Basin.  In the third quarter 2017, total net production for the Company averaged 114,350 BOE/d.  The Bakken/Three Forks play in the Williston Basin averaged 102,015 BOE/d.  The Redtail Niobrara/Codell play in the DJ Basin averaged 11,750 BOE/d.

New Williston Basin Enhanced Completions in McKenzie County Tracking a 1.5 MMBOE Type Curve.  In late July and August 2017, Whiting completed a six-well pad in its Koala area.  An unscheduled gas processing plant outage in the area constrained production from four of the six wells.  The remaining two wells, the Koala Federal 31-25HU and the Koala Federal 31-25H, are tracking a 1.5 MMBOE type curve.  These wells were completed with an average of 9.8 million pounds of sand and 40 stages.

New Williston Basin Enhanced Completions in Williams County Tracking a 1.5 MMBOE Type Curve.  In September 2017, Whiting completed a two-well pad in its Nelson area.  These wells were completed in the Three Forks formation and on average are tracking a 1.5 MMBOE type curve.  The wells were completed with an average of 10.0 million pounds of sand and 44 stages.

Redtail Area Production Grows 78% Sequentially.  Production at Whiting’s Redtail area grew to 11,750 BOE/d, a 78% increase over second quarter 2017 levels.  During the quarter, Whiting completed 58 gross operated wells.  48 of the wells were brought on production in August and September.  Redtail wells typically flow back their completion fluid over a 60-90 day period before reaching plateau production levels.  Therefore, the majority of third quarter completions should continue to benefit fourth quarter 2017 production growth.

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended September 30, 2017 and 2016:

	Three Months Ended
	September 30,
	2017	2016	Change
Production
Oil (MMBbl)	7.05	7.76	(9%)
NGLs (MMBbl)	1.77	1.62	9%
Natural gas (Bcf)	10.21	9.91	3%
Total equivalent (MMBOE) (1)	10.52	11.03	(5%)
Average sales price
Oil (per Bbl):
Price received	$41.03	$36.58	12%
Effect of crude oil hedging (2)	0.66	5.30
Realized price (3)	$41.69	$41.88	(.5%)
Weighted average NYMEX price (per Bbl) (4)	$48.24	$44.93	7%
NGLs (per Bbl):
Realized price	$12.06	$8.65	39%
Natural gas (per Mcf):
Realized price	$1.32	$1.79	(26%)
Weighted average NYMEX price (per MMBtu) (4)	$2.89	$2.93	(1%)

--]
(1)	Third quarter 2016 includes 5,060 BOE/d from properties that have since been divested.
(2)

Whiting received $5 million and $41 million in pre-tax cash settlements on its crude oil hedges during the third quarter of 2017 and 2016, respectively.  A summary of Whiting’s outstanding hedges is included later in this news release.

(3)

Whiting’s realized price was reduced by $2.46 per BOE and $1.59 per BOE in the third quarter of 2017 and 2016, respectively, due to the Redtail fixed fee differential deficiency payment.  This contract ends in April 2020.

(4)	Average NYMEX prices weighted for monthly production volumes.

Third Quarter and First Nine Months 2017 Costs and Margins

A summary of production and cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(per BOE, except production)
Production (MMBOE)	10.52	11.03	31.33	36.60

Sales price, net of hedging	$31.25	$32.34	$32.48	$29.31
Lease operating expense	8.61	7.98	8.53	8.40
Production tax	2.61	2.39	2.76	2.16
Cash general & administrative	2.26	2.49	2.35	2.53
Exploration	0.67	0.79	0.62	1.08
Cash interest expense	3.80	4.64	3.85	4.72
Cash income tax expense (benefit)	(0.30)	0.01	(0.20)	-
	$13.60	$14.04	$14.57	$10.42

Third Quarter and First Nine Months 2017 Completions and Expenditures Summary

The table below summarizes Whiting’s operated and non-operated completion activity and capital expenditures for the three and nine months ended September 30, 2017.

Gross/Net Wells Completed
	Producing	Non-Producing	Total New Wells	% Success Rate	CAPEX (in MM)
Q3 17	91 / 74.6	- / -	91 / 74.6	100% / 100%	$ 321.2 (1)
9M 17	161 / 100.4	- / -	161 / 100.4	100% / 100%	$ 741.7 (2)

(1)	Includes $10 million for non-operated drilling and completion, $4 million for land and $3 million for facilities.
(2)	Includes $32 million for non-operated drilling and completion, $16 million for land and $6 million for facilities.

Outlook for Fourth Quarter and Full-Year 2017

The following table provides guidance for the fourth quarter and full-year 2017 based on current forecasts, including Whiting’s full-year 2017 capital budget of $950 million:

Guidance
	Fourth Quarter	Full Year
	2017	2017
Production (MMBOE)	11.3 - 11.9	42.6 - 43.2
Lease operating expense per BOE	$ 8.10 - $ 8.70	$ 8.25 - $ 8.75
General and administrative expense per BOE	$ 2.60 - $ 3.00	$ 2.80 - $ 3.00
Interest expense per BOE	$ 3.80 - $ 4.10	$ 4.30 - $ 4.60
Depreciation, depletion and amortization per BOE	$20.00 - $21.00	$21.00 - $21.50
Production taxes (% of sales revenue)	8.5% - 8.9%	8.4% - 8.8%
Oil price differential to NYMEX per Bbl (1)	($6.50) - ($7.50)	($7.00) - ($8.00)
Gas price differential to NYMEX per Mcf	($1.20) - ($1.60)	($1.10) - ($1.40)

(1)	Does not include the effects of NGLs.

Commodity Derivative Contracts

Whiting is 62% hedged for the remainder of 2017 and 52% hedged for 2018 as a percentage of September 2017 production.

The following summarizes Whiting’s crude oil hedges as of October 11, 2017:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Crude	NYMEX Price	September 2017
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production
Three-way collars (1)	2017
	Q4	1,250,000	$35.00 - $45.20 - $58.95	51.9%

	2018
	Q1	1,250,000	$36.60 - $46.60 - $56.94	51.9%
	Q2	1,250,000	$36.60 - $46.60 - $56.94	51.9%
	Q3	1,250,000	$36.60 - $46.60 - $56.94	51.9%
	Q4	1,250,000	$36.60 - $46.60 - $56.94	51.9%

Collars	2017
	Q4	250,000	$53.00 - $70.44	10.4%

(1)

A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Selected Operating and Financial Statistics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Selected operating statistics:
Production
Oil, MBbl	7,053	7,758	21,261	26,442
NGLs, MBbl	1,766	1,621	5,032	4,954
Natural gas, MMcf	10,211	9,908	30,249	31,235
Oil equivalents, MBOE(1)	10,520	11,030	31,335	36,602
Average prices
Oil per Bbl (excludes hedging)	$41.03	$36.58	$41.73	$32.70
NGLs per Bbl	$12.06	$8.65	$13.33	$7.78
Natural gas per Mcf	$1.32	$1.79	$1.75	$1.25
Per BOE data
Sales price (including hedging)	$31.25	$32.34	$32.48	$29.31
Lease operating	$8.61	$7.98	$8.53	$8.40
Production taxes	$2.61	$2.39	$2.76	$2.16
Depreciation, depletion and amortization	$20.23	$25.80	$21.49	$24.61
General and administrative	$2.86	$3.07	$2.96	$3.07
Selected financial data: (In thousands, except per share data)
Total operating revenues	$324,191	$315,554	$1,007,023	$942,287
Total operating expenses	$805,145	$613,136	$1,622,197	$1,639,510
Total other expense, net	$(47,776)	$(37,922)	$(144,211)	$(286,235)
Net loss attributable to common shareholders	$(286,432)	$(693,052)	$(439,370)	$(1,165,841)
Loss per common share, basic	$(0.79)	$(2.47)	$(1.21)	$(4.92)
Loss per common share, diluted	$(0.79)	$(2.47)	$(1.21)	$(4.92)
Weighted average shares outstanding, basic	362,794	280,418	362,713	237,100
Weighted average shares outstanding, diluted	362,794	280,418	362,713	237,100
Net cash provided by operating activities	$99,343	$151,321	$290,406	$358,255
Net cash provided by (used in) investing activities	$238,586	$216,109	$277,600	$(140,852)
Net cash used in financing activities	$(350,000)	$(364,439)	$(630,059)	$(215,127)

(1)	The three and nine months ended September 30, 2016 include 5,060 BOE/d and 7,725 BOE/d, respectively, from properties that have since been divested.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$11,172	$55,975
Restricted cash	-	17,250
Accounts receivable trade, net	225,291	173,919
Prepaid expenses and other	32,734	26,312
Assets held for sale(1)	-	349,146
Total current assets	269,197	622,602
Property and equipment:
Oil and gas properties, successful efforts method	12,797,474	13,230,851
Other property and equipment	134,502	134,638
Total property and equipment	12,931,976	13,365,489
Less accumulated depreciation, depletion and amortization	(4,734,351)	(4,222,071)
Total property and equipment, net	8,197,625	9,143,418
Other long-term assets	35,756	110,122
TOTAL ASSETS	$8,502,578	$9,876,142

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share and per share data)

	September 30,	December 31,
	2017	2016
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$65,016	$32,126
Revenues and royalties payable	130,447	147,226
Accrued capital expenditures	107,706	56,830
Accrued interest	24,124	44,749
Accrued lease operating expenses	37,554	45,015
Accrued liabilities and other	23,066	63,538
Taxes payable	23,096	39,547
Derivative liabilities	25,145	17,628
Accrued employee compensation and benefits	23,297	31,134
Liabilities related to assets held for sale(1)	-	538
Total current liabilities	459,451	478,331
Long-term debt	2,931,443	3,535,303
Deferred income taxes	162,054	475,689
Asset retirement obligations	157,298	168,504
Other long-term liabilities	76,359	69,123
Total liabilities	3,786,605	4,726,950
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 600,000,000 shares authorized; 368,020,048 issued and 362,793,720 outstanding as of September 30, 2017 and 367,174,542 issued and 362,013,928 outstanding as of December 31, 2016	368	367
Additional paid-in capital	6,403,767	6,389,435
Accumulated deficit	(1,688,162)	(1,248,572)
Total Whiting shareholders' equity	4,715,973	5,141,230
Noncontrolling interest	-	7,962
Total equity	4,715,973	5,149,192
TOTAL LIABILITIES AND EQUITY	$8,502,578	$9,876,142

(1)	As of December 31, 2016, “Assets held for sale” is comprised of Whiting’s North Dakota midstream assets. This transaction closed on January 1, 2017.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
OPERATING REVENUES
Oil, NGL and natural gas sales	$324,191	$315,554	$1,007,023	$942,287
OPERATING EXPENSES
Lease operating expenses	90,615	87,982	267,277	307,530
Production taxes	27,499	26,372	86,621	79,125
Depreciation, depletion and amortization	212,846	284,569	673,288	900,877
Exploration and impairment	17,657	24,293	63,793	85,565
General and administrative	30,084	33,908	92,644	112,227
Derivative (gain) loss, net	30,867	(30,432)	47,281	(28,432)
Loss on sale of properties	398,752	189,934	401,050	193,729
Amortization of deferred gain on sale	(3,175)	(3,490)	(9,757)	(11,111)
Total operating expenses	805,145	613,136	1,622,197	1,639,510
LOSS FROM OPERATIONS	(480,954)	(297,582)	(615,174)	(697,223)
OTHER INCOME (EXPENSE)
Interest expense	(47,693)	(84,578)	(143,641)	(245,145)
Gain (loss) on extinguishment of debt	-	46,541	(1,540)	(42,236)
Interest income and other	(83)	115	970	1,146
Total other expense	(47,776)	(37,922)	(144,211)	(286,235)
LOSS BEFORE INCOME TAXES	(528,730)	(335,504)	(759,385)	(983,458)
INCOME TAX EXPENSE (BENEFIT)
Current	(3,161)	113	(6,367)	115
Deferred	(239,137)	357,438	(313,634)	182,286
Total income tax expense (benefit)	(242,298)	357,551	(320,001)	182,401
NET LOSS	(286,432)	(693,055)	(439,384)	(1,165,859)
Net loss attributable to noncontrolling interests	-	3	14	18
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(286,432)	$(693,052)	$(439,370)	$(1,165,841)
LOSS PER COMMON SHARE
Basic	$(0.79)	$(2.47)	$(1.21)	$(4.92)
Diluted	$(0.79)	$(2.47)	$(1.21)	$(4.92)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	362,794	280,418	362,713	237,100
Diluted	362,794	280,418	362,713	237,100

WHITING PETROLEUM CORPORATION

Reconciliation of Net Loss Attributable to Common Shareholders to

Adjusted Net Loss Attributable to Common Shareholders

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss attributable to common shareholders	$(286,432)	$(693,052)	$(439,370)	$(1,165,841)
Adjustments:
Amortization of deferred gain on sale	(3,175)	(3,490)	(9,757)	(11,111)
Loss on sale of properties	398,752	189,934	401,050	193,729
Impairment expense	10,624	15,546	44,270	45,906
Penalties for early termination of drilling rig contracts	-	2,134	-	18,079
(Gain) loss on extinguishment of debt	-	(46,541)	1,540	42,236
Total measure of derivative (gain) loss reported under U.S. GAAP	30,867	(30,432)	47,281	(28,432)
Total net cash settlements received on commodity derivatives during the period	4,598	41,118	10,656	130,532
Tax impact of adjustments above	(164,742)	(62,763)	(184,650)	(145,820)
Tax impact of Section 382 limitation on net operating losses and tax credits	(40,624)	454,467	(40,624)	454,467
Adjusted net loss attributable to common shareholders(1)	$(50,132)	$(133,079)	$(169,604)	$(466,255)

Adjusted net loss attributable to common shareholders per share, basic	$(0.14)	$(0.47)	$(0.47)	$(1.97)
Adjusted net loss attributable to common shareholders per share, diluted	$(0.14)	$(0.47)	$(0.47)	$(1.97)

(1)

Adjusted Net Loss Attributable to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Loss Attributable to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Loss Attributable for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$99,343	$151,321	$290,406	$358,255
Exploration	7,033	8,747	19,523	39,659
Exploratory dry hole costs	-	(37)	-	(37)
Changes in working capital	41,490	3,020	159,874	19,115
Discretionary cash flow (1)	$147,866	$163,051	$469,803	$416,992

(1)

Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, October 26, 2017 at 11:00 a.m. ET (10:00 a.m. CT, 9:00 a.m. MT) to discuss Whiting’s third quarter 2017 financial and operating results. Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10113239. Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328-5506 (U.S.); (866) 450-4696 (Canada) or (412) 317-5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Thursday, October 26, 2017 and continuing through Thursday, November 2, 2017.  You may access this replay at (877) 344-7529 (U.S.); 855-669-9658 (Canada) or (412) 317-0088 (International) and enter the pass code 10113239.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that develops, produces, acquires and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountains region of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; the potential impact of changes in laws, including tax reform, that could have a negative effect on the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2016.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.